Exhibit 99.2

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY ANNOUNCES HIRING OF

CHRIS DANIEL AS PRESIDENT

Philadelphia, PA, April 27, 2011 — Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced the hiring of Chris Daniel as its President, effective June 1, 2011. Mr. Daniel will report directly to Ed Krell, the Company’s Chief Executive Officer, and will have responsibility for all merchandising, design, marketing, visual, sourcing and branding functions of the Company. In connection with the hiring of Mr. Daniel, Mr. Krell, who held the additional title of President on a temporary basis since the departure of the Company’s former President, has agreed to relinquish the title of President.

Mr. Daniel is a seasoned apparel retail executive with over 20 years of women’s apparel merchandising experience. Chris most recently served as the President of Torrid®, a specialty retailer focusing on plus-sized women in their teens and twenties, from November 2006 until April 2011. Torrid is a division of Hot Topic, Inc. From September 2006 to November 2006, Chris was Senior Vice President, Chief Merchandising Officer for Torrid and from October 2004 to August 2006, he was Vice President, General Merchandise Manager for Torrid. Prior to joining Torrid, Mr. Daniel held various merchandising positions with national department and specialty retailers including Mervyn’s®, Structure®, Charming Shoppes®, and Dayton-Hudson®.

Ed Krell, Chief Executive Officer and a Director of Destination Maternity, noted, “We are very excited that Chris Daniel is joining us as our President! Chris has significant experience leading women’s fashion apparel brands and has had great experience in serving a niche customer demographic in a specialty retailing environment through his Torrid leadership position. Chris brings to Destination Maternity a great skill set as a customer-focused retail executive with deep merchandising experience. We are confident that Chris’s talent, experience, creativity and energy will help us continue to drive improved sales performance and help us achieve our mission of becoming an even stronger global leader in the maternity apparel business.”

DESTINATION MATERNITY ANNOUNCES HIRING OF CHRIS DANIEL AS PRESIDENT	Page 2

“I am thrilled to join the talented management team at Destination Maternity and to continue the Company’s mission of showing women that they can feel and look beautiful during this special time in their lives,” said Chris Daniel. “Under Ed’s leadership, Destination Maternity has made great progress and I look forward to working with Ed and the rest of the team to continue that progress and create an even more special experience for our maternity apparel customer. Although already the leader in its business, Destination Maternity still has tremendous unrealized potential and I look forward to helping the Company realize this potential.”

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Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of March 31, 2011, Destination Maternity operates 2,375 retail locations, including 672 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding changes in management, results of operations, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.